EXHIBIT 10.18



            COMPENSATION ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS



         For the fiscal year ended December 31, 2004, Richard W. Lucas, the Chief Financial Officer of the Company, received a base salary of $115,000, a discretionary bonus of $20,000 and a 25% matching contribution to the Company's profit sharing/401(k) plan in an amount of $3,250. Mr. Lucas' current base salary is $115,000. The Company may terminate Mr. Lucas' employment at will.

         For the fiscal year ended December 31, 2004, James F. Oliviero received a base salary of $160,000, a discretionary bonus of $30,000 and a 25% matching contribution to the Company's profit sharing/401(k) plan in an amount of $4,000. Mr. Oliviero's current base salary is $160,000. The Company may terminate Mr. Oliviero's employment at will.